UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 1, 2008 (April 25, 2008)

INDUSTRIAL DISTRIBUTION GROUP, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-13195	58-2299339

(State or other Jurisdiction of	(Commission File	(IRS Employer
Incorporation or Organization)	Number)	Identification No.)

950 East Paces Ferry Road, N.E.
Suite 1575
Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (404) 949-2100
NOT APPLICABLE
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On April 25, 2008, Industrial Distribution Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Eiger Merger Agreement”) with Eiger Holdco, LLC, a Delaware limited liability company (“Eiger”), and Eiger Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Eiger (“Merger Co”). Under the Eiger Merger Agreement, the Company’s stockholders will be paid $12.10 per share in cash, and the holders of outstanding options for Company common stock (which will become fully vested in connection with the merger) will be paid the positive difference, if any, between $12.10 per share and the exercise price of the options. The total value of the transaction is approximately $130.8 million, which includes the acquisition of all of the Company’s outstanding shares and options for approximately $118.5 million, and the assumption of all Company debt.
     The Eiger Merger Agreement may be terminated by the Company or Eiger in certain circumstances detailed in the Eiger Merger Agreement. Under specified circumstances, the Company would be required to pay Eiger, or Eiger would be required to pay the Company, a termination fee equal to 3% of the total purchase price.
     Consummation of the merger is subject to approval of the Eiger Merger Agreement by the Company’s stockholders and other customary closing conditions. Information about the calling of a special meeting for the stockholders to consider such approval is discussed under Item 8.01 below. If approved by the Company’s stockholders, and if the conditions of the Eiger Merger Agreement are satisfied or waived, the parties expect to consummate the merger promptly thereafter.
     Eiger and Merger Co are both affiliates of Luther King Capital Management Corporation (“LKCM”) — which has become the largest stockholder of the Company as a result of purchases over the past seven months that brought its ownership to approximately 14.9% of the Company’s outstanding common stock.
     In connection with the transaction, LKCM Private Discipline Master Fund, SPC (the “Master Fund”) delivered an equity commitment letter to the Company, dated April 22, 2008, in which it agreed to provide (or cause to be provided) to Eiger sufficient financing for Eiger’s payment obligations to consummate the merger.
     The Eiger Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing description of the Eiger Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.
     A copy of the equity commitment letter delivered to Eiger by the Master Fund on April 22, 2008 is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
     In connection with the execution and delivery of the Eiger Merger Agreement described in Item 1.01, on April 25, 2008, the Company terminated its Agreement and Plan of Merger (as amended), dated as of February 20, 2008 (the “Platinum Merger Agreement”), with affiliates of Platinum Equity Advisors, LLC (“Platinum Equity”). In connection therewith, the Company paid to Platinum Equity the $2,987,422.82 termination fee it was owed under the Platinum Merger Agreement (the “Platinum Fee”).
     Pursuant to the Eiger Merger Agreement, in the event the Eiger Merger Agreement is terminated under certain conditions, Eiger may be obligated to reimburse the Company for the payment of the Platinum Fee.
ITEM 8.01. OTHER EVENTS.
     In connection with the termination of the Platinum Merger Agreement, the previously called special meeting of the Company’s stockholders to consider and vote on the Platinum Merger Agreement, originally scheduled for May 1, 2008, has been cancelled. A new special meeting of the Company’s stockholders to consider and vote on the Eiger Merger Agreement has been called for June 18, 2008, subject to possible change if necessary to comply with applicable legal or regulatory requirements. The record date for determining stockholders entitled to vote at the new special meeting is expected to be May 8, 2008.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits:
2.1	Agreement and Plan of Merger, dated April 25, 2008, among Eiger Holdco, LLC, Eiger Merger Corporation, and Industrial Distribution Group, Inc.

99.1	Equity Commitment Letter, dated April 22, 2008, delivered to Eiger Holdco, LLC by LKCM Private Discipline Master Fund, SPC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2008
/s/ Jack P. Healey
Jack P. Healey
Executive Vice President and Chief Financial Officer